UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 18, 2005

(Date of earliest event reported)

WASHINGTON GROUP INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12054	33-0565601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 PARK BOULEVARD, BOISE, IDAHO  83712

(Address of principal executive offices, including zip code)

208 / 386-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On November 18, 2005, the Board of Directors (the “Board”) of Washington Group International, Inc. (the “Company”) authorized the Company to enter into separate Executive Life Insurance Agreements (the “Life Insurance Agreements”), effective January 1, 2005, with each of Stephen G. Hanks, our President and Chief Executive Officer, and Thomas H. Zarges, our Senior Executive Vice President - Operations (the “Participants”).  The Life Insurance Agreements replace the Split-dollar Life Insurance Program that the Company discontinued at the end of 2004.

Under the Life Insurance Agreements, the Company will pay bonuses to each Participant in an after-tax amount sufficient to pay premiums on a life insurance policy for that Participant.  The bonuses will be paid in amounts sufficient to provide each Participant a life insurance policy with a death benefit equal to 200% of the Participant’s base annual salary at all times prior to the Participant’s retirement and an amount equal to 100% of the Participant’s base annual salary at all times on or after the Participant’s retirement.  The Company may at any time prior to a Participant’s termination of employment increase or decrease the amount of coverage provided under that Participant’s policy.  Furthermore, the Company’s obligation to pay the bonuses ceases on the occurrence of specified events, including when a Participant’s employment with the Company is terminated.  Finally, the Board may, in its sole discretion and at any time, amend, modify or terminate the Life Insurance Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/s/ Craig G. Taylor
Name: Craig G. Taylor
Title: Corporate Secretary

Dated:  November 23, 2005